--------------------------------------------------------------------------------

                         SECURITIES AND EXCHANGE COMMISSION

                              --------------------


                                      FORM S-3

              REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------


                         DELPHI INFORMATION SYSTEMS, INC.
               (Exact name of registrant as specified in its charter)

           Delaware                                      77-0021975
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                         3501 Algonquin Road, Suite 500
                        Rolling Meadows, Illinois  60008
                                  (708)506-3100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                              --------------------

                 JOHN R. SPRIESER, Senior Vice President-Finance
                        Delphi Information Systems, Inc.
                         3501 Algonquin Road, Suite 500
                        Rolling Meadows, Illinois  60008
                                  (708)506-3100
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------

                          Copies of communications to:
                           W. BRINKLEY DICKERSON, JR.
                              Schiff Hardin & Waite
                                7200 Sears Tower
                          Chicago, Illinois  60606-6473
                                  (312)876-1000
      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /x/


--------------------------------------------------------------------------------------------------------------------------------
                           Calculation of Registration Fee
Title of each class of                            Proposed maximum         Proposed maximum
securities                     Amount to          offering price per       aggregate offering       Amount of
to be registered              be registered        share(1)                 price (1)               registration fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock,
par value                     714,280             $2,2188                  $1,584,844.64            $546.50
$.10 per share                shares
--------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee under Rule 457(c) on the basis of the average of the high and low sale prices reported on NASDAQ on August 31, 1995.


                              --------------------

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

               Subject to Completion, Issued September __, 1995

                                714,280 Shares

                       DELPHI INFORMATION SYSTEMS, INC.

                                 COMMON STOCK

                           Par Value $.10 Per Share

                          --------------------------

      This Prospectus relates to up to 714,280 shares (the "Shares") of Common Stock, par value $.10 per share ("Common Stock"), of Delphi Information Systems, Inc., a Delaware corporation (the "Company"), which may be offered and sold by the selling stockholders named herein (the "Selling Stockholders") pursuant to this Prospectus from time to time. The Shares have been acquired from the Company under an Agreement and Plan of Reorganization and Merger dated as of December 10, 1993, among the Company, Mountain Systems International, Inc. ("Mountain Systems"), MS International Acquisition Corporation and the shareholders of Mountain Systems. The Company will receive no part of the proceeds from the sale of the Shares.

      The distribution of the Shares by the Selling Stockholders may be effected by means of ordinary brokers' transactions on the National Association of Security Dealers Automated Quotation System ("NASDAQ"), sales to securities dealers acting as principal, or direct sales to purchasers. See "Plan of Distribution."

      The total expenses of this registration (excluding commissions, if any) are estimated at $________. The Company will pay all such expenses. The Company has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Selling Stockholders."

      The Common Stock is traded as a national market security on NASDAQ under the symbol "DLPH." The closing market price of the Common Stock on September __, 1995, was $______.

      PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS."

                          --------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------------




              The date of this Prospectus is September ___, 1995.

      No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities covered by this Prospectus in any state to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts herein set forth since the date hereof; however, in the event of any material adverse or fundamental change, this Prospectus will be amended or supplemented to reflect such change.

                                RISK FACTORS

      The Company's operations are subject to a number of risks, some of which are summarized below. Accordingly, in addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares:

      OPERATING LOSSES. The Company has experienced losses in two of its last three years. The Company attributes these losses primarily to a soft market for insurance agency automation equipment by reason of the relatively lower profitability of independent agencies during the last three years as compared with earlier periods. The Company has taken steps to reduce costs, strengthen its management and to improve its market share so as to be in a position to achieve greater profitability as market conditions improve, but no assurances can be given that those steps will achieve the intended results. Continued operating losses could impair the Company's liquidity and jeopardize its ability to continue in business.

      VARIABILITY OF QUARTERLY RESULTS. The Company's revenues can fluctuate from quarter to quarter depending upon, among other things, such factors as overall trends in the economy, new product introductions by the Company and by other software vendors, and customer buying patterns. Because the Company typically ships systems within a short period after the orders are received and therefore maintains a relatively small backlog, any weakening in customer demand can have an almost immediate adverse impact on revenues and operating results. Moreover, a substantial portion of the revenues for each quarter is attributable to a limited number of orders and tends to be realized towards the end of the quarter. Thus, even short delays or deferrals of sales near the end of a quarter can cause quarterly revenues to fluctuate substantially.

      ACQUISITIONS. The Company completed one substantial acquisition and three smaller acquisitions during fiscal 1993 and completed one substantial acquisition and one smaller acquisition during Fiscal 1994. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations and products of the acquired companies, the diversion of management's attention from other business concerns, risks of entering markets in which the Company has no or limited direct prior experience, and potential loss of key employees of the acquired company. In addition, acquisitions may involve significant charges to earnings.

      DEPENDENCE ON INSURANCE INDUSTRY. Virtually all of the Company's products and services are directed to the property and casualty insurance industry, primarily to independent agencies within that industry. As a result, any decrease in commissions paid by the property and casualty insurance industry to its independent agents could have an adverse impact on the business of the Company.

      COMPETITION. The market for automation systems for independent agents is highly competitive and rapidly changing. The Company believes its principal competition stems from independent companies that provide similar systems and from insurance carriers that sponsor the development of automation systems for agents and brokers with whom they have business relationships. Many of the Company's actual and potential competitors have substantially greater financial, marketing and technical resources than the Company. Furthermore, competitive pressures could cause the Company's products to lose market acceptance or result in price reductions that would adversely affect the Company's business.

      PRODUCT DEVELOPMENT AND CHANGING TECHNOLOGY. The Company's success will depend in part on its ability to develop product enhancements and new products that keep pace with continuing changes in computer hardware and software technology and satisfy the needs of its customers. In addition, the Company must address important computer technology trends, including the emergence of industry standards for computer systems. There can be no assurance that the Company will be successful in developing product enhancements and new products to adequately address changing technologies, that it can introduce such products to the marketplace on a timely basis, or that its new or enhanced products will be successful in the marketplace.

      PROPRIETARY RIGHTS. The Company regards its applications software as proprietary and attempts to protect it with copyrights, trade secret laws and restrictions on disclosure and transferring title. Despite these precautions, it may be possible for third parties to copy aspects of the Company's products or to obtain and use information the Company regards as proprietary without authorization. Computer software generally is not patented, and existing copyright laws afford only limited practical protection.

      DEPENDENCE ON QUALIFIED PERSONNEL. The Company's success depends on retaining the services of its current management, technical, sales and other personnel and on its ability to continue to attract and retain qualified employees. Competition for management, technical, sales and other qualified personnel is intense. Although the Company provides incentives to retain its employees, most personnel are employed at will and there can be no assurance that the Company will be able to retain its employees or attract new qualified personnel if required.

      HARDWARE DISTRIBUTORSHIPS. A significant portion of the Company's software is designed to operate on hardware supplied by International Business Machines Corporation. The Company acts as a distributor for IBM and certain other hardware manufacturers. Sales of hardware pursuant to these distributorships as a part of a complete system or upgrades historically have accounted for a significant percentage of the Company's operating profits. Intense competition among hardware manufacturers has in recent periods adversely affected revenues and, to a lesser extent, profit margins on certain items distributed by the Company. In addition, delays in hardware shipments by the manufacturer can delay recognition of revenues and profits from customer orders.

      SHARES HELD BY DIRECTORS AND OFFICERS; CHARTER PROVISIONS. Upon completion of this offering the directors and executive officers of the Company will own or control Common Stock or Common Stock equivalents (options, warrants and convertible securities) equal to a maximum of 33 percent of the outstanding shares of Common Stock. The voting power represented by those shares might enable the holders to determine whether various proposals submitted to stockholders (including possible proposals to acquire the Company) are adopted or defeated. The views of such holders on the desirability of such proposals might not coincide with those of other stockholders. Certain charter provisions could have the effect of delaying or preventing a change in control of the Company. See "Description of Capital Stock--Preferred Stock." In addition, the Company's charter eliminates the personal monetary liability of its directors for breach of their duty of care.

      MARKET FOR COMMON STOCK.  The Company's Common Stock is traded on
NASDAQ's market system. Trading volume is small (an average of about ______ shares per month during fiscal 1995). The number of shares of Common Stock that potentially may be offered in the market is substantial in relation to this historical trading volume. The number of shares of Common Stock covered by this Prospectus is 714,280. Additionally, there were outstanding at July 31, 1995, options and warrants then exercisable to purchase an aggregate of ______ shares of Common Stock at prices below the market price on that date. Furthermore, the Company's optionees historically have sold all or a part of their optioned shares promptly after exercise. The attempted disposition of all or a substantial portion of these shares in the NASDAQ market within a short period of time might substantially depress market prices.

                                 THE COMPANY

      The Company is a leading provider of automation systems and services for independent property and casualty insurance agencies and brokerages ("independent agencies") in North America. The Company develops, markets and supports computer applications software systems that automate independent agencies, including the areas of sales management, policy and claims administration, accounting, financial reporting, rating and electronic interface with the computers of insurance carriers. The Company also provides proprietary software and services that help insurance carriers rate and quote insurance products and distribute such rating data to agencies with which the Company has a relationship. In addition, the Company markets and supports the hardware necessary to operate its proprietary software systems.

      The Company's customer list includes over 90 percent of the largest 100 brokerages in North America. The Company's software operates on approximately 75,000 workstations and terminals at more than 4,500 customer sites representing approximately two-thirds of all workstations and terminals installed in independent agencies. The Company also provides insurance rating to more than 8,000 customers.

      The Company is an IBM Industry Remarketer (IR) and markets systems that operate on the UNIX-based IBM RISC System/6000, IBM AS/400, and SCO UNIX-based microcomputer hardware platforms. The Company also supports earlier versions of its software that operate on Wang and other IBM hardware platforms.

      Delphi Systems, Inc., a California corporation, was founded in 1976. In 1983, the Company was formed and acquired all of the outstanding shares of Delphi Systems, Inc. in an exchange offer. In June 1987, Delphi Systems, Inc. was merged with and into the Company. The Company's executive offices are located at 3501 Algonquin Road, Suite 500, Rolling Meadows, Illinois 60008. Its telephone number is (708)506-3100.

                            SELLING STOCKHOLDERS

      The Shares are to be offered for the account of Phil Frandsen and Brenda Frandsen (the "Selling Stockholders") pursuant to a Registration Rights Agreement between the Company and the Selling Stockholders dated as of December 10, 1993. The Selling Stockholders reside at 3814 East Mallory, Mesa, Arizona 85215. Their telephone number is (602) 832-5733. The Selling Stockholders are former stockholders of Mountain Systems and received the Shares as a part of the consideration paid by the Company to acquire Mountain Systems. The Selling Stockholders will not own any shares of Common Stock following successful completion of this offering. Brenda Frandsen is employed by the Company as Vice President - Product Development and is compensated commensurately with that position.

                            PLAN OF DISTRIBUTION

      The Shares may be offered and sold by the Selling Stockholders pursuant to this Prospectus from time to time directly by means of ordinary brokers' transactions in accordance with the rules of NASDAQ, sales to securities dealers acting as principal, or sales to purchasers, in each case at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection therewith, brokerage commissions may be paid or discounts allowed that will not exceed those customary in the types of transactions involved. If any securities dealer purchases the Shares as principal, it may resell the Shares by any of the methods of sale described above.

                        DESCRIPTION OF CAPITAL STOCK

      The Company's authorized capital stock consists of 50,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, par value $.10 per share ("Preferred Stock").

COMMON STOCK

      Holders of Common Stock of the Company are entitled to one vote for each share held of record. The holder of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor and subject to any prior dividend rights of the holders of Preferred Stock. Holders of Common Stock do not have cumulative voting rights in connection with the election of directors. In the event of liquidation, dissolution, or winding up, holders of the Company's Common Stock are entitled to share ratably among themselves in all assets of the Company legally available for distribution and remaining after payment of liabilities and preferential amounts payable with respect of the Preferred Stock including the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and the Series E Preferred Stock. See "Description of Capital Stock - Preferred Stock." The Common Stock has no preemptive or subscription rights, and there are no conversion or redemption rights with respect to such shares. Each share of Common Stock is fully paid and nonassessable. On July 31, 1995, there were 8,368,953 shares of Common Stock issued and outstanding.

PREFERRED STOCK

      The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the rights, preferences, powers and restrictions, including the liquidation preferences and the dividend, conversion, voting, redemption (including sinking fund provisions) and other rights, as well as the number of shares constituting any series and the designations of such series. The Company currently has four series of Preferred Stock outstanding.

      Pursuant to a Certificate of Designations filed with the Office of the Secretary of State of Delaware on December 11, 1991, the Company designated 61,950 shares as Series B Preferred Stock. The Series B Preferred Stock is entitled to an annual dividend of $5.085 per share in certain events described in the Certificate of Designations of Series B Preferred Stock filed herewith and incorporated herein by this reference. In the case of a liquidation, dissolution, winding up, exercise of conversion rights or redemption of Series B Preferred Stock, such dividends would be cumulative from December 16, 1994, and would be payable in Common Stock based on the average daily closing price for the Common Stock for the 30 trading days prior to such event. The Series B Preferred Stock may be redeemed by payment of a redemption price of $100 in cash plus dividends accrued from December 16, 1994, which are payable in Common Stock. The Series B Preferred Stock is convertible into Common Stock at the option of the holder and automatically converts into Common Stock on December 13, 1995. The number of shares of Common Stock issuable upon conversion of each share of Series B Preferred Stock is determined by dividing $100 by the average daily closing price of the Common Stock for the 30 trading days prior to conversion (or, if greater, $6.00 per share). The holders of Series B Preferred Stock have no voting rights, except with respect to those matters on which a vote of the holders of Series B Preferred Stock is required by law and except that approval of the holders of more than 66 2/3 percent of the shares of Series B Preferred Stock is required for certain amendments to the Company's Certificate of Incorporation, reclassifications, reacquisitions of junior shares and increases in the authorized number of shares of Series B Preferred Stock.
As of July 31, 1995, there were 9,205 shares of Series B Preferred Stock issued and outstanding.

      Pursuant to a Certificate of Designations filed with the Office of the Secretary of State of Delaware on December 21, 1993, the Company designated 75,000 shares as Series C Preferred Stock. The holders of Series C Preferred Stock are entitled to receive noncumulative dividends only when declared by the Board of Directors. Upon liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock are entitled to receive, prior to any distribution to holders of the Common Stock, $100 per share, as adjusted, or such lesser proportion of the Company's assets and funds if such assets and funds are insufficient to pay such preferential amount. Each holder of shares of the Series C Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series C Preferred Stock could be converted and has voting rights and powers equal to the voting rights and powers of the Common Stock. Each share of

Series C Preferred Stock can be converted, at the option of the holder thereof, at any time into the number of shares of Common Stock determined by dividing $100 by the conversion price. The conversion price is $3.05, subject to antidilution adjustments. The Series C Preferred Stock will automatically convert into Common Stock at the then applicable conversion price upon the earlier of (a) consent of the holders of two-thirds of the Series C Preferred Stock or (b) the date all of the shares of Series C Preferred Stock are registered with the Securities and Exchange Commission (the "Commission"). No additional consideration is required to be paid at the time of conversion. As of July 31, 1995, there were 36,268 shares of Series C Preferred Stock issued and outstanding.

      Pursuant to a Certificate of Designations filed with the Office of the Secretary of State of Delaware on May 20, 1994, the Company designated 16,577 shares as Series D Preferred Stock. The Series D Preferred Stock ranks on a parity with the Series C Preferred Stock. The holders of Series D Preferred Stock are entitled to receive noncumulative dividends only when declared by the Board of Directors. Upon liquidation, dissolution or winding up of the Company, the holders of Series D Preferred Stock are entitled to receive, prior to any distribution to holders of the Common Stock, $226.20 per share, as adjusted, or such lesser proportion of the Company's assets and funds if such assets and funds are insufficient to pay such preferential amount. Each holder of shares of the Series D Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series D Preferred Stock could be converted and has voting rights and powers equal to the voting rights and powers of the Common Stock. Each share of Series D Preferred Stock can be converted, at the option of the holder thereof, at any time into the number of shares of Common Stock determined by dividing $226.20 by the conversion price. The conversion price is $4.35, subject to antidilution adjustments. The Series D Preferred Stock will automatically convert into Common Stock at the then applicable conversion price upon the earlier of (a) consent of the holders of two-thirds of the Series D Preferred Stock or (b) the date all of the shares of Series D Preferred Stock are registered with the Commission. No additional consideration is required to be paid at the time of conversion. As of July 31, 1995, there were 16,356 shares of Series D Preferred Stock issued and outstanding.

      Pursuant to a Certificate of Designations filed with the Office of the Secretary of State of Delaware on August 7, 1995, the Company designated 67,851 shares as Series E Preferred Stock. The holders of Series E Preferred Stock are entitled to receive a cumulative 6 percent annual dividend from the date of issuance, payable in shares of Common Stock. Upon liquidation, dissolution or winding up of the Company, and subject to the prior preferences of the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock, the holders of Series E Preferred Stock are entitled to receive, prior to any distribution to holders of the Common Stock, $84.745 per share, as adjusted, plus any cumulative annual dividends then accrued (payable in shares of Common Stock), or such lesser proportion of the Company's assets and funds if such assets and funds are insufficient to pay such preferential amount. The holders of Series E Preferred Stock have no voting rights, except with respect to those matters on which a vote of the holders of Series E Preferred Stock is required by law and except that approval of the holders of 66 2/3 percent of the shares of Series E Preferred Stock is required for certain amendments to the Company's Certificate of Incorporation, reclassifications, reacquisitions of junior shares and increases in the authorized number of shares of Series E Preferred Stock. The Series E Preferred Stock is convertible into shares of Common Stock at the option of the holder not earlier than June 30, 1996, and will automatically convert into shares of Common Stock on December 30, 1998. Each share of Series E Preferred Stock is convertible into the number of shares of Common Stock determined by dividing $84.745, plus any accrued and unpaid dividends on the Series E Preferred Stock at the time of conversion, by a conversion price equal to the average of the closing prices of the Common Stock for the 30 trading days immediately prior to the conversion. The conversion price is subject to a minimum of $8.00 per share and a maximum of $4.00 per share, as adjusted for certain events. No additional consideration is required to be paid at the time of the conversion. AS OF JULY 31, 1995 THERE WERE 63,426 SHARES OF SERIES E PREFERRED STOCK ISSUED AND OUTSTANDING.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for the Common Stock is Chemical Trust Company of California.

                                 TRADEMARKS

      Certain product names mentioned in this Prospectus are trademarks of other corporations. UNIX is a registered trademark of Unix System Laboratories, Inc. RISC System/6000 and AS/400 are registered trademarks of International Business Machines Corporation. Wang is a registered trademark of Wang Laboratories, Inc. SCO is a registered trademark of The Santa Cruz Operation, Inc.

                            AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files annual, quarterly and other reports and other information with the Commission. Such reports and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048, and copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                           ADDITIONAL INFORMATION

      The Company has filed with the Commission in Washington, D.C., a Registration Statement under the Securities Act of 1933 relating to the Shares offered hereby. This Prospectus, which is part of said Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules thereto. For further information with respect to the Company and the Shares, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete and, in each such instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified by such reference. Copies of the Registration Statement, together with exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of it or any part thereof may be obtained from such office upon payment of prescribed charges.

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents heretofore filed by the Company under the Exchange Act with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995; (ii) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; and
(iii) the description of the Common Stock contained in Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and any amendments and reports filed for the purpose of updating that description.

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document, as the case may be, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents (without exhibits) incorporated by reference into this Prospectus. Requests for such copies should be directed to Delphi Information Systems, Inc., Attention: Corporate Secretary, 3501 Algonquin Road, Suite 500, Rolling Meadows, Illinois 60008, telephone
(708)506-3100.

                                LEGAL MATTERS

      Certain legal matters in connection with the Common Stock being registered hereby are being passed upon for the Company by Schiff Hardin & Waite, Chicago, Illinois.

                                   EXPERTS

      The Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995 incorporated by reference in this Prospectus has been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      Set forth below is an estimate of the amount of fees and expenses to be incurred in connection with the secondary offering of the Common Stock registered hereby, other than brokerage fees. The Company will bear all of such costs.


       Registration fee under Securities Act of 1993.................  $546.50

       Legal fees and expenses.......................................        *

       Transfer Agent's fees.........................................        *

       Accounting fees...............................................        *

       Miscellaneous.................................................        *

       Total.........................................................  $     *

----------------------
     *  To be provided by amendment


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify its directors, officers, employees and agents against liability arising out of their respective capacities as directors, officers, employees or agents. Article XI of the Company's Certificate of Incorporation provides for the limitation of personal liability of the directors of the Company as follows:

                                 ARTICLE XI

                                   * * * *

            A director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided that this sentence shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derives any improper personal benefit. This Article XI shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when this Article becomes effective.

      Article VII of the Company's Bylaws provides that the Company shall indemnify any person who is serving as a director, officer, employee or agent of the Company or of another entity at the request of the Company against judgments, fines, settlements and other expenses incurred in such capacity if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful.
In the event of an action or suit by or in the right of the Company, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

      The Company has entered into indemnification agreements with its directors that would require the Company, subject to any limitations on the maximum permissible indemnification that may exist at law, to indemnify a director for claims that arise because of his capacity as a director.

ITEM 16.  EXHIBITS.

       4.1 Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1991).

       4.2 Certificate of Designations of Series B Preferred Stock filed with the Secretary of State of the State of Delaware on December 11, 1991 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated December 16, 1991).

       4.3 Certificate of Designations of Series C Preferred Stock filed with the Secretary of State of the State of Delaware on December 21, 1993 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated December 23, 1993).

       4.4 Certificate of Designations of Series D Preferred Stock filed with the Secretary of State of the State of Delaware on May 20, 1994 (incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

      *4.5 Certificate of Designations of Series E Preferred Stock filed with the Secretary of State of the State of Delaware on August 7, 1995.

       4.6 Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form S-1 (No. 33-14501) effective July 1, 1987).

      *4.7   Registration Rights Agreement dated as of December 10, 1993.

     **5     Opinion of Schiff Hardin & Waite regarding legality.

       23.1  Consent of Schiff Hardin & Waite (included in its opinion filed as
             Exhibit 5 hereto).

       23.2  Consent of Independent Public Accountants.

       24    Power of Attorney.  See page II-4 of this Registration Statement.

ITEM 17.  UNDERTAKINGS.

      The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement:


-----------------------
   *Filed herewith
  **To be filed by amendment

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that the undertakings set forth in paragraphs (i) and
(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                 SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rolling Meadows, State of Illinois, on September 1, 1995.

                                    DELPHI INFORMATION SYSTEMS, INC.


                                    By    /S/ M. Denis Connaghan
                                       -----------------------------------------
                                         M. Denis Connaghan
                                         President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.


                              POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints M. Denis Connaghan and John R. Sprieser, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments thereto (including post-effective amendments), and to file the same (with exhibits and schedules thereto) and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


           Signature                        Title                      Date
           ---------                        -----                      ----

      /s/  Yural Almog                                           August 29, 1995
   -----------------------
       (Yuval Almog)          Director, Chairman of the Board


   /s/ M. Denis Connaghan     Director, President and
   -----------------------    Chief Executive Officer            August 29, 1995
    (M. Denis Connaghan)      (Principal Executive Officer)


    /s/ John R. Sprieser     Senior Vice President-Finance
   -----------------------    (Principal Financial Officer)      August 29, 1995
    (John R. Sprieser)


    /s/ Michael J. Marek      Corporate Controller
   -----------------------    (Principal Accounting Officer)     August 29, 1995
    (Michael J. Marek)


     /s/ Larry G. Gerdes
   -----------------------
      (Larry G. Gerdes)       Director                           August 29, 1995

   /s/ Richard R. Janssen
   -----------------------
    (Richard R. Janssen)      Director                           August 29, 1995


   -----------------------
     (Donald L. Lucas)        Director                           August 29, 1995

                              INDEX OF EXHIBITS


                                                                    Sequentially
   Exhibit                      Description                         Number Page
   -------                      -----------                         ------------

 4.1         Certificate of Incorporation, as amended
             (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1991).

 4.2 Certificate of Designations of Series B Preferred Stock filed with the Secretary of State of the State of Delaware on December 11, 1991 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated December 16, 1991).

 4.3 Certificate of Designations of Series C Preferred Stock filed with the Secretary of State of the State of Delaware on December 21, 1993 (incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K dated December 23, 1993).

 4.4 Certificate of Designations of Series D Preferred Stock filed with the Secretary of State of the State of Delaware on May 20, 1994 (incorporated by reference to Exhibit 3.4 to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1995).

*4.5         Certificate of Designations of Series E Preferred
             Stock filed with the Secretary of State of the State of Delaware on August 7, 1995.

 4.6 Bylaws of the Company, as amended (incorporated by reference to Exhibit 3.2 to the Company's
             Registration Statement on Form S-1 (No. 33-14501) effective July 1, 1987).

*4.7         Registration Rights Agreement dated as of December
             10, 1993.

**5          Opinion of Schiff Hardin & Waite regarding legality.

 23.1 Consent of Schiff Hardin & Waite (included in its opinion filed as Exhibit 5 hereto).

*23.2        Consent of Independent Public Accountants.

 24          Power of Attorney.  See page II-4 of this
             Registration Statement.

------------

* Filed herewith
** To be filed by amendment


                                     II-5